FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Salton, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	36-3777824 (IRS Employer Identification No.)
1955 W. Field Court, Lake Forest, Illinois 60045
(Address of principal executive offices)
Securities to be registered pursuant to Section 12(b) of the Act:

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act:
Rights to Purchase Series A Junior Participating Preferred Stock of the Registrant

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits
SIGNATURE
Third Amendment to Rights Agreement

     We hereby amend our Form 8-A filed on June 7, 2006, as further amended on October 1, 2007, which disclosed an amendment to the Rights Agreement (the “Rights Agreement”) dated as of February 7, 2007 between Salton, Inc. (the “Company”) and UMB Bank, N.A., as Rights Agent (the “Rights Agent”), to add the items set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement, as amended.
Item 1. Description of Registrant’s Securities to be Registered.
     In connection with the negotiation of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 1, 2007, among the Company, SFP Merger Sub, Inc. and APN Holding Company, Inc., the Company and UMB Bank, as Rights Agent (the “Rights Agent”), entered into a Third Amendment to the Rights Agreement (the “Third Amendment”), dated as of October 1, 2007. The effect of the Third Amendment is to provide that, among other things, none of Apple Holdco Stockholders nor any of their Affiliates will be deemed an Acquiring Person as a result of the (A) the approval, execution or delivery of the Merger Agreement or the Commitment Agreement; (B) the approval of the Merger, the Share Issuances, the Series A Amendment, the Series C Amendment or the Strawberry Charter Amendment; (C) the announcement or consummation of the Merger, the Share Issuances, the Series A Amendment, the Series C Amendment or the Strawberry Charter Amendment; or (D) the consummation of the other transactions contemplated by the Merger Agreement or the Commitment Agreement in accordance with the terms and conditions thereof.
     The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is attached as Exhibit 99.1 to this Current Report on Form 8-A and is incorporated herein by reference.
Item 2. Exhibits

Exhibit
No.	Description
2.1	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant.(1)

4.1	Rights Agreement, dated as of June 28, 2004, by and between the Registrant and UMB Bank, N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Stockholder Rights Agreement as Exhibit C.(1)

4.2	First Amendment to Rights Agreement, dated as of June 7, 2006, by and between the Registrant and UMB Bank, N.A.(2)

Exhibit
No.	Description
4.3	Second Amendment to Rights Agreement dated as of February 7, 2007 by and between Salton, Inc. and UMB Bank, N.A.(3)

99.1	Third Amendment to Rights Agreement dated as of October 1, 2007 by and between Salton, Inc. and UMB Bank, N.A.

(1)	Previously filed as an exhibit to the Registrant’s current report on Form 8-K with the Securities and Exchange Commission on June 29, 2004, and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Registrant’s current report on Form 8-A/A with the Securities and Exchange Commission on June 7, 2006, and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Registrant’s current report on Form 8-A/A with the Securities and Exchange Commission on February 7, 2007, and incorporated herein by reference.
SIGNATURE
     Pursuant to the requirements Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: October 1, 2007

SALTON, INC.
/s/ William Lutz
William Lutz
Chief Financial Officer